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FOR IMMEDIATE RELEASE                             FOR INFORMATION CONTACT
---------------------                             -----------------------
                                                  MEDIA: KURT DAVIS--FHS
                                                  (916) 631-5288
                                                  KURT_D_DAVIS@CCMAIL.FH.COM
                                                  CHRIS PALMEDO--QUALMED OREGON
                                                  (503) 802-7235
                                                  WEBMASTER@PACC.COM
                                                  INVESTORS: DAVID OLSON--FHS
                                                  (818) 676-6978
                                                  HTTP://WWW.FHS.COM
                                                  DOLSON@FHS.COM

TRANSACTION COMPLETED:  STATE APPROVES FHS PURCHASE OF PACC

NEW COMPANY TO BE CALLED QUALMED PLANS FOR HEALTH OF OREGON

     LOS ANGELES AND CLACKAMAS, ORE. -- OCT. 23, 1997 -- Foundation Health Systems, Inc. (FHS) announced today that it has completed its acquisition of Clackamas, Oregon-based PACC HMO and PACC Health Plan (together, PACC).

     Effective October 22, 1997, PACC merged with FHS' existing Oregon HMO to create QualMed Plans for Health of Oregon, Inc. (QualMed Oregon). The new company has offices in Clackamas, Portland, Eugene and Medford. Martin A. Preizler, previously PACC's president and CEO, became president and CEO of QualMed Oregon. The new company serves approximately 180,000 members throughout Oregon and southwest Washington, with projected annual revenues of approximately $240 million in 1997.

     "We are very pleased to welcome PACC associates, members and health care providers to the FHS family of companies," said Malik M. Hasan, MD, chairman and chief executive officer of FHS. "This transaction creates a much stronger presence for FHS in Oregon while significantly enhancing our ability to provide our members in the Northwest with outstanding service."

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     Mr. Preizler has stressed that members of both QualMed and the former PACC are not likely to notice any changes in their plans until the two companies are well into the post-merger integration process.

     "What's most important now is to ensure a smooth transition for our health plan members," said Martin A. Preizler. "In the short term, the first thing members will notice is that more doctors will be available to them," he added. PACC health plan members will continue to see the PACC logo on materials and insurance ID cards through 1998.

     Also announced are the senior management team members for QualMed Oregon. "We have an excellent combination of experienced people from both PACC and QualMed to lead QMO-FHS in their respective areas of expertise," said Mr. Preizler, who selected these top-level managers to lead the new company after careful review of the defined responsibilities for the new organization.

     The following individuals and positions now report to Mr. Preizler:

Vice President, Medical Affairs                   Eric Wall, M.D., M.P.H
Vice President, Sales and Service                 Fred Roberts
Vice President, Business & Network Development    Bill Jollie
Vice President, Legal                             Ted Falk, J.D., Ph.D.
Vice President, Financial Services                Lori Mueller
Vice President, Administrative Operations         Missy Dolan
Director, Strategic Information Management        Rey San Antonio
Manager, Human Resources                          Chris Engelgau

     PACC was founded in 1938 as one of the first physician-sponsored, not-for-profit health care contractors in the United States. Because of the company's not-for-profit status, the purchase price, subject to certain adjustments, will be used to endow the Northwest Health Foundation, a permanent charitable organization established by PACC to receive the proceeds of the sale. The foundation is chaired by former U.S. Senator Mark O. Hatfield and its board includes several prominent Oregonians.

     FHS is the nation's fourth-largest publicly traded managed health care company.

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Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to nearly five million individuals in 17 states through group, individual, Medicare risk, Medicaid and CHAMPUS programs. FHS subsidiaries also offer managed health care products related to workers' compensation, PPO networks, behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

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